Convertible Promissory Note

This Promissory Note (the “Note”) is entered into on this 1st day of June 2014, between Vet Online Supply Inc. and Concord Veterinary Supply Inc.

Amount: Reseller Fee – USD $50,000.0

Terms:  Vet Online Supply promises to pay Concord Veterinary Supply Inc. the full amount of the loan within ninety (90) days of the Vet Online Supply getting notice of effect from its S-1 Registration Statement to be filed with the Securities and Exchange Commission.

At any time prior to the maturity of the Note, Concord Veterinary Supply Inc. may elect to convert the loan into Common Shares of Vet Online Supply at a fixed price of $0.10 per share.

WITNESSETH this 1st  day of June, 2014

Vet Online Supply Inc.	Concord Veterinary Supply Inc.
/s/Kristy Pedotti	/s/Trevor Kidd
By: Kristy Pedotti	By: Trevor Kidd